Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PLY GEM HOLDINGS, INC.

FIRST: The name of the Corporation is Ply Gem Holdings, Inc. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.    The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

2.    The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

3.    All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

4.    The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws, except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide.

5.    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided that nothing contained in this Article shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

SIXTH:

1.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against any and all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of Article SIXTH of this Certificate of Incorporation, the Corporation shall be required to indemnify and hold harmless a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by such Covered Person was authorized by the Board of Directors.

2.    To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should ultimately be determined that such Covered Person is not entitled to be indemnified under this Article SIXTH or otherwise.

3.    If a claim for indemnification or advancement of expenses under this Article SIXTH of this Certificate of Incorporation is not paid in full within 30 days after a written claim therefor by a Covered Person has been received by the Corporation, such Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that such Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.    (a) Given that certain jointly indemnifiable claims may arise due to the service of a Covered Person as a director or officer of the Corporation at the request of one or more of the Indemnitee-related entities, the Corporation acknowledges and agrees that the Corporation shall be fully and primarily responsible for the payment to a Covered Person in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Section 4 of Article SIXTH of this Certificate of Incorporation, irrespective of any right of recovery such Covered Person may have from one or more of the Indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery such Covered Person may have from one or more of the Indemnitee-related entities shall reduce or otherwise alter the rights of such Covered Person or the obligations of the Corporation hereunder. In the event that any of the Indemnitee-related entities shall make any payment to a Covered Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of such Covered Person against the Corporation, and such Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. Each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4 of Article SIXTH of this Certificate of Incorporation, entitled to enforce this paragraph.

(b) For purposes of this Section 4, the following terms shall have the following meanings:

(i) The term “Indemnitee-related entities” means CD&R Investment Associates X, Ltd., CD&R Fund X, L.P., CD&R Fund X-A, L.P., CD&R Advisor Fund X, L.P., Clayton, Dubilier & Rice, LLC and CD&R Pisces Holdings, L.P. and their affiliates, other than Pisces Parent, LLC and its subsidiaries.

(ii) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any Proceeding for which a Covered Person shall be entitled to indemnification or advancement of expenses from both one or more of the Indemnitee-related entities and the Corporation pursuant to the DGCL, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-related entities, as applicable.

5.    The rights conferred on any Covered Person by this Article SIXTH shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Amended and Restated By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

6.    The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person collects as indemnification or advancement of expenses from such Other Entity.

7.    Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8.    This Article SIXTH shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.    Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Section 1 of this Article SIXTH of this Certificate of Incorporation will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article SIXTH in entering into or continuing their service. The rights to indemnification and to the advancement of expenses conferred in this Article SIXTH will apply to claims made against any Covered Person described in Section 1 of Article SIXTH of this Certificate of Incorporation arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof.

SEVENTH: To the fullest extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

EIGHTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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